Exhibit 10.8

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made effective as of the last date of signature, below (the “Effective Date”), between

(i) Cato Holding Company d/b/a Cato BioVentures, a North Carolina corporation (“Cato”), and

(ii) ADial Pharmaceuticals, LLC, a Virginia limited liability company (“ADial”).

Recitals:

i.      On October 25, 2013, the parties entered into a Strategic Master Services Agreement (the “MSA”) under which Cato would provide compensated services to ADial, with a portion of such services being issued in the form of a warrant to purchase membership interests in ADial (the “Warrant”);

ii.     On October 28, 2013, the parties entered into a Work Order identified as “ADI01” under the MSA describing services to be provided by Cato to ADial (the “Work Order”);

iii.    ADial made an up-front payment to Cato of $143,251 under the Work Order;

iv.    ADial has terminated the Work Order and MSA effective July 15, 2015; and

v.     The parties wish to enter into this Agreement to resolve the outstanding issues as a result of such termination, including the disposition of the Warrant, compensation for services performed, and repayment of amounts previous paid by ADial to Cato.

Therefore, the parties agree as follows:

1.     Payments. Out of the $143,251 previously paid by ADial to Cato, Cato shall keep $55,000 as revenue for services performed, provide ADial with a $15,000 credit as described in Section 2, and refund the rest to ADial. As of the date of this Agreement, Cato has refunded $70,000 to ADial.

2.     Services Credit. ADial shall have a $15,000 credit for future services performed by Cato for ADial or its successors under a Work Order valued at $150,000 or greater which is entered into within five (5) years of the date of this Agreement.

3.     Option. ADial hereby grants Cato an option to participate in its next offering and issuance of securities (other than securities in the form of non-convertible debt and securities which have been registered under the Securities Act of 1933, as amended) occurring after the date of this Agreement where the total expected proceeds to ADial are at least $3,000,000 (the “Offering”), on the following terms:

3.1.  ADial shall provide at least thirty (30) days notice of the expected closing date of the Offering. Such notice shall contain a copy of any terms sheet and other documents, disclosure statements, offering circulars or similar related to the Offering (collectively, “Deal Documents”) which are then available. ADial shall provide updated Deal Documents to Cato as they are provided to other prospective investors in the Offering.

3.2.  Cato shall be entitled to buy the same securities offered to other investors in the Offering on the same terms offered to them, except that (i) Cato shall be entitled to a 15% discount below the lowest price offered to a majority of the other investors in the Offering (as measured by the amount invested and not by the number of investors), (ii) Cato shall be entitled to invest up to $100,000 on such terms, and (iii) such terms shall not require Cato to invest additional amounts in future offerings nor impose any penalty or detriment on Cato for not investing in any future offerings. Cato may exercise the option on a “cashless” basis.

3.3.  The option specified in this Section 2 shall terminate on the five-year anniversary of the effectiveness of this Agreement if it remains unexercised before then. In addition, if Cato elects not to participate in the Offering, the option will not apply to any future offering. Further, if retirement of this Option is required by an acquirer of ADial, Cato shall have the right, but not the obligation, to purchase any amount up to 70,423 Class B Units in ADial at a price of $1.42 per unit (adjusted for splits, reclassifications, reorganizations, etc.) upon thirty (30) days written notice (including provision of related Deal Documents) of such transaction by ADial; and, if Cato does not exercise this option, then the option specified in Section 2 shall immediately terminate.

3.4.  Cato represents and warrants that it is acquiring this option for investment purposes and not with a view to, of for resale in connection with, any distribution or public offering. Cato represents that it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks and of bearing the economic risks of the acquisition of this option and the securities purchaseable upon its exercise.

3.5.  If ADial converts to a different form of entity (whether by merger or otherwise) or engages in a corporate transaction such as a merger or share exchange before this option terminates, then this option shall apply to the successor entity after such conversion or transaction.

4.     Termination of Work Order and MSA. The Work Order and MSA are hereby terminated effective July 15, 2015, and, except as provided in this Agreement, neither party shall have any further obligation to the other under the Work Order or the MSA. Notwithstanding the preceding sentence, the rights and obligations of the Parties set forth in Sections 7, 9, 11, 12, 14, 20, and 24 of the MSA shall survive; and Sections 24.3 and 24.4 of the MSA shall apply to and govern for this Agreement.

In witness whereof, the parties have executed this Agreement as of the Effective Date.

Cato Holding Company		ADial Pharmaceuticals, LLC
d/b/a Cato BioVentures

By:	/s/ Mike Cato	By:	/s/ William B. Stilley

Printed Name:	Mike Cato	Printed Name:	William B. Stilley

Title:	CEO	Title:	Vice President

Date:	March 14, 2016	Date:	March 14, 2016